CONTACT:
Michael Archer
Corporate Controller
Camden National Bank
(800) 860-8821
marcher@camdennational.com

FOR IMMEDIATE RELEASE

Camden National Corporation Announces its Third Quarter 2020 Dividend
CAMDEN, Maine, September 29, 2020 /PRNewswire/ -- Gregory A. Dufour, president and chief executive officer of Camden National Corporation (NASDAQ®: CAC; the "Company"), announced today that the board of directors of the Company declared a quarterly dividend of $0.33 per share. This quarterly payout results in an annualized dividend yield of 4.37% based on the September 28, 2020 closing price of the Company's common stock at $30.21 per share as reported by NASDAQ. The dividend is payable on October 30, 2020 to shareholders of record on October 15, 2020.
About Camden National Corporation
Camden National Corporation (NASDAQ:CAC) is the largest publicly traded bank holding company in Northern New England with $5.0 billion in assets and 650 employees. Camden National Bank, its subsidiary, is a full-service community bank founded in 1875 in Camden, ME. Dedicated to customers at every stage of their financial journey, the bank offers the latest in digital banking, complemented by personalized service with 58 banking centers, 24/7 live phone support, 68 ATMs, and additional lending offices in New Hampshire and Massachusetts. For the past two years, Camden National Bank was named "Customer Experience Leader in U.S. Retail Banking" by Greenwich Associates, and in 2019, it was the only New England based organization included in Sandler O'Neill's "Bank and Thrift Sm-All Star" list of high-performing financial institutions. The Finance Authority of Maine has awarded Camden National Bank as "Lender at Work for Maine" for ten years. Comprehensive wealth management, investment and financial planning services are delivered by Camden National Wealth Management. To learn more, visit CamdenNational.com. Member FDIC.